UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 300, Sandy, UT 84070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
On March 13, 2017, LifeVantage Corporation (the “Company”) announced the appointment of Steven R. Fife as its Chief Financial Officer, effective immediately. The press release announcing Mr. Fife’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
In connection with his employment, the Company and Mr. Fife have entered into an offer letter and a Key Executive Benefit Package. Pursuant to the offer letter, the Company agreed to pay Mr. Fife an annual base salary of $330,000 with a signing bonus of $25,000. Mr. Fife is also eligible to participate in the Company’s employee bonus plan at the Executive level with a target bonus of 50% of his base salary. Any such incentive bonus will be paid to him during the first three months of the fiscal year that follows the applicable performance fiscal year. The incentive bonus, if any, will be deemed to have been earned on the date of payment of such bonus and Mr. Fife must be employed through the date of payment in order to receive the incentive bonus. The offer letter also provides that Mr. Fife will be granted restricted stock in the amount of 90,000 shares of the Company’s common stock effective as of his employment start date of March 13, 2017, and vesting in equal annual installments over three years. After the initial new hire grant, Mr. Fife will be eligible to participate annually in the executive equity plan beginning in fiscal year 2018. The Company will also assist Mr. Fife with expenses related to his relocation.
Mr. Fife’s employment with the Company is at-will and either he or the Company can terminate his employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of his offer letter and Key Executive Benefit Package. Upon termination of employment for any reason, Mr. Fife will receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the date of termination of employment, (ii) any payments/benefits to which he is entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed business expenses, and (iv) his then outstanding equity compensation awards as governed by their applicable terms. The payments and benefits described in the immediately preceding clauses “(i)” through “(iv)” are referred to collectively as the “Accrued Pay.”
If Mr. Fife voluntarily terminates his employment, if the Company terminates Mr. Fife’s employment for “cause” (as defined in the Key Executive Benefit Package) or if his employment terminates due to his disability (as defined in the Key Executive Benefit Package), death or presumed death, then he or his estate will be entitled to receive only the Accrued Pay.
If the Company terminates Mr. Fife’s employment without cause, he will be asked to execute and deliver to the Company a separation agreement that will provide, among other things, a release of all claims against the Company and a covenant not to sue the Company. So long as Mr. Fife executes and does not revoke the separation agreement, and he remains in full compliance with its terms, he will be entitled to (i) the Accrued Pay, and (ii) payments equal in the aggregate to six months of his then annualized base salary.
The description of the terms and provisions of the offer letter and Key Executive Benefit Package contained in this Item 5.02 is qualified in its entirety by reference to the actual offer letter and Key Executive Benefit Package, copies of which the Company plans to file as exhibits to its Form 10-Q for the quarter ended March 31, 2017.
Prior to joining the Company, Mr. Fife, age 57, served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016. Prior to joining Evidera, Inc., Mr. Fife served as Chief Financial Officer for Active Power, Inc. from October 2012 to December 2013. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment. Mr. Fife also served in a variety of financial roles for LECG,

Gilead Sciences, Amkor Technologies, JDS Uniphase and Deloitte & Touche. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
There is no arrangement or understanding between Mr. Fife and any other person pursuant to which he was selected as an officer of the Company. Mr. Fife has no family relationship (within the meaning of Item 401(d) of Regulation S-K) with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There has been no transaction since the beginning of the Company’s last fiscal year, and there is no currently proposed transaction, in excess of $120,000 in which the Company is or was a participant and in which Mr. Fife or any of his immediate family members (within the meaning of Item 404 of Regulation S-K) had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued March 13, 2017 announcing appointment of new Chief Financial Officer

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 13, 2017	LIFEVANTAGE CORPORATION By: /s/ Beatryx Washington Name: Beatryx Washington Title: Senior VP, General Counsel, and Corporate Secretary